                                                                 EXHIBIT 4-C-1

                               TABLE OF CONTENTS

SECTION 1........................................................................1
DEFINITIONS......................................................................1
     1.1    Certain Defined Terms................................................1
     1.2    Other Definitional Provisions.......................................13
SECTION 2.......................................................................14
AMOUNTS AND TERMS OF COMMITMENTS AND LOANS......................................14
     2.1    Commitments; Loans; Notes...........................................14
     2.2    Interest on the Loans...............................................15
     2.3    Prepayments and Reductions in Commitments; General Provisions
     Regarding Payments.........................................................19
     2.4    Use of Proceeds.....................................................20
     2.5    Special Provisions Governing LIBOR Rate Loans.......................20
     2.6    Increased Costs; Taxes; Capital Adequacy............................22
     2.7    Obligation of Lender and Issuing Lender to Mitigate.................24
SECTION 3.......................................................................25
LETTERS OF CREDIT...............................................................25
     3.1    Issuance of Letters of Credit and Lender' Purchase of Participations
     Therein....................................................................25
     3.2    Letter of Credit Fees...............................................27
     3.3    Drawings and Reimbursement of Amounts Drawn Under
            Letters of Credit...................................................27
     3.4    Obligations Absolute................................................28
     3.5    Indemnification; Nature of Issuing Lender' Duties...................29
     3.6    Increased Costs and Taxes Relating to Letters of Credit.............30
SECTION 4.......................................................................31
CONDITIONS TO LOANS AND LETTERS OF CREDIT.......................................31
     4.1    Conditions to Initial Loans.........................................31
     4.2    Conditions to All Loans.............................................33
     4.3    Conditions to Letters of Credit.....................................34
SECTION 5.......................................................................34
BORROWER'S REPRESENTATIONS AND WARRANTIES.......................................34
     5.1    Organization, Powers, Qualification, Good Standing, Business and
     Subsidiaries...............................................................35
     5.2    Authorization of Borrowing, etc.....................................35
     5.3    Title to Properties; Lien...........................................36
     5.4    Environmental Protection............................................36
     5.5    Inventory...........................................................37
     5.6    Genuineness of Accounts.............................................37
     5.7    Representations Concerning Credit and Collection Policy.............38
     5.8    Representations Concerning Cash Management System...................38
     5.9    Disclosure..........................................................38
SECTION 6.......................................................................39
BORROWER'S AFFIRMATIVE COVENANTS................................................39
     6.1    Financial Reports...................................................39
     6.2    Corporate Existence, etc............................................40
     6.3    Payment of Taxes and Claims; Tax Consolidation......................40
     6.4    Compliance with Laws, etc...........................................40
     6.5    Environmental Matters...............................................41
     6.6    Borrowing Base Certificates; Operating Reports......................41
     6.7    Cash Management System..............................................42

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                                      -2-

     6.8    Collateral Access Agreements........................................44
SECTION 7.......................................................................44
BORROWER'S NEGATIVE COVENANTS...................................................44
     7.1    Indebtedness........................................................44
     7.2    Liens and Related Matters...........................................45
     7.3    Contingent Obligations..............................................46
     7.4    Sale or Discount of Receivables.....................................47
SECTION 8.......................................................................47
EVENTS OF DEFAULT...............................................................47
     8.1    Failure to Make Payments When Due...................................47
     8.2    Default in Other Agreements.........................................47
     8.3    Breach by Hartmarx Corporation......................................47
     8.4    Breach of Warranty..................................................48
     8.5    Other Defaults Under Loan Documents.................................48
     8.6    Involuntary Bankruptcy; Appointment of Receiver, etc................48
     8.7    Voluntary Bankruptcy; Appointment of Receiver, etc..................48
     8.8    Judgments and Attachments...........................................49
     8.9    Dissolution.........................................................49
     8.10   Impairment of Collateral; Failure of Security.......................49
     8.11   Material Adverse Effect.............................................49
     8.12   Change of Control...................................................49
SECTION 9.......................................................................52
ASSIGNMENT AND PARTICIPATION....................................................52
SECTION 10......................................................................52
MISCELLANEOUS...................................................................52
     10.1   Notices.............................................................52
     10.2   Survival of Representations, Warranties and Agreements..............52
     10.3   Failure or Indulgence Not Waiver; Remedies Cumulative...............52
     10.4   Marshalling; Payments Set Aside.....................................53
     10.5   Severability........................................................53
     10.6   Headings............................................................53
     10.7   Applicable Law......................................................53
     10.8   Successors and Assigns..............................................53
     10.9   Counterparts; Effectiveness.........................................53
SCHEDULE 1.......................................................................2
ELIGIBLE ACCOUNTS................................................................2
SCHEDULE 2.......................................................................4
ELIGIBLE INVENTORY...............................................................4
SCHEDULE 3.......................................................................5
     CHIEF EXECUTIVE OFFICE AND PRINCIPAL PLACE OF BUSINESS......................5
SCHEDULE 4.......................................................................6
     ACCOUNTS....................................................................6
SCHEDULE 5.......................................................................7
     INVENTORY...................................................................7
SCHEDULE 6.......................................................................8
LITIGATION PENDING...............................................................8
SCHEDULE 7.......................................................................9
ENVIRONMENTAL COMPLIANCE.........................................................9
SCHEDULE 8......................................................................10
CREDIT AND COLLECTION POLICY....................................................10
SCHEDULE 9......................................................................11

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                                      -3-

CASH MANAGEMENT SYSTEM.........................................................11
SCHEDULE 10....................................................................12
INTELLECTUAL PROPERTY..........................................................12
EXHIBIT XII....................................................................16
SECURITY AGREEMENT.............................................................16

                                                                      09/08/99-4

                         COPPLEY APPAREL GROUP LIMITED

                                and Co-Borrowers

                                CREDIT AGREEMENT

          This CREDIT AGREEMENT is dated as of August 18,1999 and entered into by and among COPPLEY APPAREL GROUP LIMITED ("Coppley"); 1349357 ONTARIO INC.("Royal Acquisition") and those Persons who agree under an agreement of assumption and adhesion to become a Co-Borrower hereunder (collectively, and individually "Borrower") and GENERAL ELECTRIC CAPITAL CANADA INC. ("Lender").

                                R E C I T A L S

          WHEREAS, Borrower desires that Lender make a $16,000,000 (U.S. Funds or the Canadian Equivalent thereof) credit facility available to the Borrower;

          WHEREAS, the proceeds of such credit Facilities will be used by Borrower to provide for the working capital requirements and other corporate purposes of Borrower as permitted hereunder;

          WHEREAS, Hartmarx Corporation has entered into credit arrangements with General Electric Capital Corporation ("GE Capital"), as Managing Agent and Collateral Agent, with The Bank of New York, Bank of America, N.A., and The First National Bank of Chicago as co-agents, and the lenders party thereunder pursuant to an Amended and Restated Credit Agreement dated August 18, 1999 (as it may be amended, restated, supplemented, or modified from time to time, the "Parent Credit Agreement");

          WHEREAS, Borrower desires to secure its respective Obligations hereunder by granting to Lender a first priority security interest in certain of their assets and undertaking including their respective accounts receivable, Inventory, Cash, and intangible assets all as set forth in the Security Agreement and other Collateral Documents.

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and Lender hereby agree as follows:

                                   SECTION 1
                                  DEFINITIONS

1.1  Certain Defined Terms

          The following terms used in this Agreement shall have the following meanings:

          "Acceleration" means the declaration (whether automatic, by notice or otherwise) of all or any portion of the Loans or other Obligations to be immediately due and payable pursuant to Section 8.

          "Account Debtor" means any Person who is or who may become obligated to Borrower or any of its Subsidiaries under, with respect to, or on account of, an Account.

          "Accounts" means all accounts, accounts receivable, other receivables and rights to payment of every nature, contract rights, chattel paper, instruments, documents and Notes, whether now owned or hereafter acquired by Borrower, or any of them, and whether or not earned by performance; provided that, for purposes of subsection 5.6 herein, "Accounts" shall mean "accounts" as such term is defined in the PPSA.

          "Adjusted LIBOR Rate" means, for any Interest Rate Determination Date with respect to a LIBOR Rate Loan, the rate per annum obtained by dividing (i) the offered quotation (rounded upward to the nearest 1/16 of one percent) to first class banks in the London interbank LIBOR market by Reference Bank for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the LIBOR Rate Loan of Reference Bank for which the Adjusted LIBOR Rate is then being determined with maturities comparable to the Interest Period for which such Adjusted LIBOR Rate will apply as of approximately 9:00 A.M. (New York time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to Reference Bank.

          "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

          "Agreement" means this Credit Agreement dated as of August 18, 1999.

          "Applicable Margin" has the meaning assigned to that term in subsection 2.2A.

          "BA Equivalent Loan" means an advance in Canadian Dollars made on the basis of interest at the BA Reference Discount Rate.

          "BA Reference Discount Rate" means the rate for Canadian Dollars bankers acceptances quoted (at approximately 10:00 a.m. Toronto time) on the Reuters CDOR page "Canadian Interbank Bid BA Rates" for the Reference Bank plus 10 basis points.

          "BA Stamping Fee" means an amount equal to the Applicable Margin, as set out in Section 2.2, then in effect multiplied by the face amount of the advance (before the discount of the BA Reference Discount Rate), calculated on the basis of the term to maturity of the advance and a year of 365 days.

          "BIA" means Bankruptcy and Insolvency Act (Canada).

          "Blocked Account Agreement" means each of the letter agreements among Borrower, the financial institutions at which Deposit Accounts are located pursuant to the Cash Management System and Lender in each case substantially in the form of Exhibit VII annexed hereto with such changes as are acceptable to Lender, pursuant to which Lender may, in accordance with subsection 6.7, give notice to such financial institutions to redirect funds from such Deposit Accounts to the Collection Account.

          "Borrower" means, initially, Coppley Apparel Group Limited, and 1349357 Ontario Inc., and upon the execution of an agreement of assumption and adhesion, and a counterpart of this Agreement, any Co-Borrower together with, on a joint and several basis, each other Co-Borrower;

          "Borrowing Base" shall mean, as of any date of determination, the sum of (i) 85% of the Dollar value of Eligible Accounts (less such reserves against such Eligible Accounts as Lender in its reasonable business discretion elects to establish) and (ii) 55% of the Dollar value of Eligible Inventory determined at the lower of cost or market (on a first-in, first-out basis) (less such reserves against such Eligible Inventory as Lender in its reasonable business discretion elects to establish including, without limitation, reserves for markdowns and shrinkage). Lender, at any time shall be entitled to (i) establish and increase or decrease reserves against Eligible Accounts and Eligible Inventory, (ii) reduce any advance rate set forth above, or restore such advance rate to any level equal to or below the advance rate stated above, and (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of "Eligible Account" and "Eligible Inventory" in each case in the exercise of its reasonable business discretion. Lender may, but shall not be required to, rely on each Borrowing Base Certificate and any other schedules or reports delivered to Lender in connection herewith in determining the then eligibility of Accounts and Inventory. Reliance thereon by Lender from time to time shall not be deemed to limit the right of Lender to revise advance rates or standards of eligibility as provided herein. No Accounts or Inventory will constitute Eligible Accounts or Eligible Inventory when such is acquired through an acquisition of a business, interest in corporation or otherwise, constituting an acquisition outside of the ordinary course of business, until such time as an audit has been completed, to the Lender's satisfaction, in accordance with the Lender's usual audit practices, following after the completion of such acquisition, to confirm, by audit confirmation standards, the Accounts and Inventory, to allocate the same as to eligibility, as Eligible Accounts, and Eligible Inventory, respectively. Royal Acquisition shall not be entitled to borrow hereunder until such time as the acquisition of the stock or assets of the Royal Shirt group of companies has been completed on terms reasonably acceptable to the Lender, the assets thereof are owned by Royal Acquisition free of liens, charges and encumbrances (other than Permitted Encumbrances and other Liens approved by the Lender in connection with such acquisition) and Royal Acquisition has given a valid and enforceable general security agreement to the Lender and the audit described herein shall have been completed. The Borrowing Base shall be determined separately for each corporation comprising the Borrower, such that each will have available to it the Borrowing Base arising from the assets of such Borrower, and such shall not be determined on a joint, combined or consolidated basis.

          "Borrowing Base Certificate" means a certificate substantially in the form of Exhibit VIII annexed hereto delivered by Borrower to Lender pursuant to subsection 6.6.

          "Business Day" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws the States of New York, Illinois and Connecticut or of the Province of Ontario or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

          "Canadian Equivalent" means the Canadian Dollars equivalent to Dollars, which shall be an amount equal to the noon spot rate available to the Lender at 9:00 a.m., Toronto time, from the Reference Bank, for the acquisition of Canadian Dollars in Canada, acquired using Dollars.

          "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Cash" means money, currency or a credit balance in a Deposit Account.

          "Cash Equivalents" means (i) marketable Securities issued or directly and unconditionally guaranteed by the Government of Canada or the United States Government or issued by any agency thereof and backed by the full faith and credit of Canada or the United States, in each case maturing within 90 days from the date of acquisition thereof; (ii) marketable direct obligations issued by any province in Canada or state of the United States of America or any political subdivision of any such province in Canada or state of the United States of America or any public instrumentality thereof maturing within 90 days from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than 90 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within 90 days from the date of acquisition thereof issued by any Lender or any commercial bank organized under the laws of Canada or the United States of America or any province or state thereof having unimpaired capital and surplus of not less than $500,000,000 (each Lender and each such commercial bank herein called a "Cash Equivalent Bank"); (v) time deposits having a maturity of 90 days or less with any Cash Equivalent Bank (whether such deposit is with such Cash Equivalent Bank or any other Cash Equivalent Bank) and (vi) balances maintained in Deposit Accounts included in the Cash Management System and in Excluded Accounts.

          "Cash Management System" means the system of Deposit Accounts maintained as required by the Parent Credit Agreement.

          "Closing Date" means August 18, 1999.

          "Co-Borrower" means any Affiliate of Coppley Apparel Group Limited, which signs this Agreement or an agreement of assumption and adhesion, and a counterpart of this Agreement, agreeing to become a Borrower, on a several basis, as "Borrower" hereunder, as if executing and delivering this Agreement as an original signatory.

          "Collateral" shall mean the "Collateral" covered by the Security Agreement and any other property, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favour of Lender to secure the Obligations or in favour of Borrower to secure the payment of the Intercompany Notes.

          "Collateral Access Agreements" means any landlord waivers, landlord confirmations, mortgagee waivers, bailee letters or any similar acknowledgement agreements of any warehousemen, or processor in possession of Inventory, in each case substantially in the form of Exhibit VI annexed hereto with such changes thereto as are acceptable to Lender.

          "Collateral Account" means the Collateral Account established by Borrower pursuant to the Security Agreement pursuant to which Borrower may pledge Cash to Lender to secure the Obligations of Borrower to reimburse Issuing Lender, including payments made directly or to the Issuing Lender under one or more Letters of Credit as provided in Section 8.

          "Collateral Documents" shall mean, collectively, the Security Agreement, the Blocked Account Agreements, any other Security Agreements, pledge agreements, assignments, financing statements or other agreement, document or certificate pursuant to which Lender obtains or perfects a security interest in or Lien on Collateral.

          "Collection Account" means the Collection Account maintained by Lender pursuant to the Security Agreement, pursuant to which all funds on deposit in the Deposit Accounts included in the Cash Management System may be directed by Lender.

          "Commercial Letter of Credit" means any Letter of Credit, or similar instrument issued in each case for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Borrower in the ordinary course of business of Borrower.

          "Commitment" means the agreement of the Lender, on the terms and subject to the conditions, and during the Term specified in this Agreement to provide Credit Facilities to the Borrower to the maximum sum of $16,000,000 Dollars, or the Canadian Equivalent thereof.

          "Commitment Termination Date" means the earliest of (i) June 30, 2003;
(ii) the acceleration of the Loans hereunder in accordance with the terms hereof; or (iii) the termination under the Parent Credit Agreement.

          "Compliance Certificate" means the certificate of Hartmarx Corporation so defined and delivered as required in the Parent Credit Agreement.

          "Consolidated Leverage Ratio" means the consolidated leverage ratio of Hartmarx Corporation and its subsidiaries, as defined in, and determined in accordance with the terms of, the Parent Credit Agreement.

          "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof or (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence; provided that Contingent Obligations shall not include intercompany contribution and indemnity arrangements among the Borrower to settle joint obligations of such entities which are solely for the benefit of such entities and not third parties. The term "Contingent Obligation" shall also include the liability of a general partner in respect of the liabilities of a general partnership in which it is a general partner. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

          "Contractual Obligation", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

          "Coppley Acquisition Agreement" means that certain Agreement made as of November 29, 1998 by and among Keithmoor Limited, a corporation incorporated under the laws of the Province of Ontario, Canada, Paul McWhinnie, an individual residing in the City of Hamilton, Ontario, Canada and The Coppley, Noyes and Randall Limited, as such agreement may heretofore have been or hereafter may be amended, supplemented or otherwise modified from time to time.

          "Coppley Documents" means the Coppley Seller Notes and Coppley Guaranty and all material agreements delivered with or in connection with the foregoing, collectively.

          "Coppley Guaranty" means the guaranty provided by Parent for the Coppley Seller Notes.

          "Coppley Seller Notes" means those certain promissory notes issued by Coppley in connection with the acquisition of The Coppley Noyes and Randall Limited, a corporation incorporated under the laws of the Province of Ontario, Canada, by and its subsequent amalgamation with and into, Coppley, to Keithmoor Limited, a corporation incorporated under the laws of the Province of Ontario, Canada, in the aggregate amounts of $2,713,769.00 (Canadian) and $3,397,900.00 (Canadian) respectively.

          "Credit and Collection Policy" means, with respect to Borrower, those credit, collection, customer relations and service policies, as they currently exist as set forth in Schedule 5 hereto, as such policies may be amended, modified or supplemented from time to time in accordance with the terms hereof.

          "Defaulted Account" means an Account that is written off the Borrower's books as uncollectible in accordance with the Credit and Collection Policy.

          "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

          "Dollars" and the sign "$" mean the lawful money of the Government of the United States of America, or the Canadian Equivalent thereof.

          "Eligible Accounts" has the meaning set forth in Schedule 1 annexed hereto.

          "Eligible Inventory" has the meaning set forth in Schedule 2 annexed hereto.

          "Environmental Claim" means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, Indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to Borrower, or any of their respective Affiliates.

          "Environmental Laws" means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of their respective properties.

          "Event of Default" means each of the events set forth in Section 8.

          "Exchange Rate" means, on any date when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of Lender in the Toronto foreign exchange market for the purchase by Lender (by cable transfer) of such currency in exchange for Dollars at 10:00 a.m. (Toronto time) one Business Day prior to such date (or otherwise in accordance with the normal practice of Lender), expressed as a number of units of such currency per one Dollar.

          "Excluded Account" means deposit accounts, if any, listed on Schedule 1.1____ hereof.

          "Facilities" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased or operated or used (for manufacturing, warehousing, sales or other business operations) by Borrower or any of its Subsidiaries.

          "Fiscal Year" means the fiscal year or fiscal period of Hartmarx Corporation.

          "Funding Date" means the date of the funding of a Loan.

          "GAAP" shall mean generally accepted accounting principles, in the United States, as in effect from time to time, consistently applied.

          "GE Capital" has the meaning assigned to that term in the introduction to this Agreement.

          "Governmental Authorization" means any permit, license, authorization, directive, consent order or consent decree of or from any federal, provincial, state or local governmental authority, agency or court.

          "Guarantors" means any Person who, from time to time, provides an agreement of Guaranty for the Obligations of the Borrower in favour of the Lender, and specifically includes Hartmarx Corporation.

          "Guaranty" means a Guaranty executed and delivered by a Guarantor.

          "Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

          "Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute Contingent Obligations and not Indebtedness.

          "Index Rate" means, at any time, the Prime Rate.

          "Index Rate Loans" means Loans bearing interest at rates determined by reference to the Index Rate as provided in subsection 2.2A.

          "Interest Payment Date" means (i) with respect to any Index Rate Loan, each April 1, July 1, October 1 and January 1 of each year, commencing on the first such date to occur after the Closing Date , and (ii) with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than 90 days, "Interest Payment Date" shall also include the date that is 90 days after the commencement of such Interest Period.

          "Interest Period" has the meaning assigned to that term in subsection 2.2B.

          "Interest Rate Determination Date" means each date for calculating the Adjusted LIBOR Rate or BA Reference Discount Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Rate Loan or BA Equivalent Loan.

          "Inventory" shall mean any "inventory," as such term is defined in the PPSA, now or hereafter owned or acquired by Borrower, wherever located, and, in any event, including all inventory, merchandise, goods and other personal property which are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process, or materials used or consumed or to be used or consumed in Borrower's business, or in the processing, packaging, advertising, promotion, delivery or shipping of the same, and all finished goods.

          "Issuing Lender" means, for the Letters of Credit to be issued for the Borrower, the Royal Bank of Canada.

          "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

          "Letter of Credit" or "Letters of Credit" means Commercial Letters of Credit issued or to be issued by Issuing Lender for the account of Borrower pursuant to subsection 3.1, substantially in the Form of Exhibit IV attached hereto.

          "Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate undrawn amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honoured by Issuing Lender and not theretofore reimbursed by Borrower (whether such reimbursement is out of the proceeds of Loans pursuant to subsection 3.3B or otherwise). For purposes of this definition, any amount described in clause (i) or (ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

          "LIBOR Rate Loans" means Loans bearing interest at rates determined by reference to the Adjusted LIBOR Rate as provided in subsection 2.2A.

          "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

          "Loan Documents" means (i) this Agreement, (ii) the Notes, (iii) the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrower in favour of Issuing Lender relating to, the Letters of Credit), (iv) the Guaranty, and (vi) the Collateral Documents.

          "Loans" means the revolving, committed, credit facility made available by the Lender to the Borrower, comprising credit advances made available as loan denominated in Prime Rate, or as LIBOR Rate Loans, or BA Equivalent Loan, or available as Letters of Credit.

          "Material Adverse Effect" means a "Material Adverse Effect" upon the entities as set out in, and as defined in, the Parent Credit Agreement.

          "Notes" means one or more promissory notes issued by the Borrower to evidence the indebtedness of the Borrower pursuant to this Agreement

          "Notice of Borrowing" means a notice substantially in the form of
Exhibit I annexed hereto delivered by Borrower to Lender pursuant to subsection 2.1B with respect to a proposed borrowing.

          "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit II annexed hereto delivered by Borrower to Lender with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

          "Notice of Issuance of Letter of Credit" means a notice substantially in the form of Exhibit IV annexed hereto delivered by Borrower to Lender together with any application that Lender requires in accordance with the practice agreed between the Lender and the Issuing Lender, based on the customary practice for the Issuing Lender, for the issuance of letters of credit to the proposed Letter of Credit.

          "Obligations" means all obligations of every nature of each Borrower from time to time owed to any Lender or to the Issuing Lender or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

          "Officer's Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by any of its chairman of the board (if an officer), president, one of its senior vice presidents or chief financial officer or its vice president treasurer, controller, or assistant treasurer (if in each case such officer is also a senior officer of Borrower); provided that every Officer's Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer making or giving such Officer's Certificate has read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, to the best knowledge of the signer, such officer has made or has caused to be made such examination or investigation as is reasonably necessary to enable such officer to express an informed opinion as to whether or not such condition has been complied with, and
(iii) a statement as to whether, to the best knowledge of the signer, such condition has been complied with in all material respects.

          "Permitted Encumbrances" means the following types of Liens:

          (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet 60 days past due and with respect to which no enforcement action has been taken or which is being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

          (v) Liens consisting of deposit arrangements securing obligations in connection with banking services of the Borrower and its Subsidiaries which constitute Cash Equivalents of the type described in clauses (iv), (v) and (vi) of the definition thereof;

          (vi) deposits or pledges for the purpose of securing an appeal, stay or discharge in the course of legal proceedings; provided that such deposits or pledges do not secure judgments constituting an Event of Default under subsection 8.8;

          (vii) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of Borrower;

          (viii) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower;

          (ix) any (a) interest or title of a lessor or sublessor under any lease permitted by subsection 7.6, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause
                 (b);

          (x) Liens on Inventory and documents of title securing trade letters of credit permitted pursuant to subsection 7.3(v); provided that such Lien attaches only to the Inventory and documents of title that are the subject of such trade letters of credit;

          (xi) Liens arising from filing PPSA financing statements relating solely to leases permitted by this Agreement; and

          (xii) Liens in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

          "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          "Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

          "PPSA" means the Personal Property Security Act (Ontario).

          "Prime Rate" means the rate that Reference Bank announces from time to time as its prime-lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Reference Bank, or Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

          "Receipts" shall mean all Cash, Cash Equivalents, checks, notes, drafts and any items of payment or collection received, by or on behalf of Borrower, or by any officers, employees or agents of Borrower or other Persons acting for or in concert with Borrower to make collections on the Borrower's behalf in connection with or in any way relating to Borrower or the operation of Borrower's business, including, without limitation, any proceeds received from
(i) any sales of, or loans against, Accounts of Borrower (other than the Loans and Letters of Credit pursuant to this Agreement), (ii) any disposition of assets or issuance or sale of stock or equity Securities by Borrower, (iii) the issuance or sale of Indebtedness by Borrower (other than the Obligations and other Indebtedness permitted by this Agreement), (iv) insurance policies (other than liability insurance payable directly or indirectly to a third party) maintained by Borrower, whether or not Lender is an additional insured or named as loss payee thereunder and (v) the successful prosecution (including any settlement) of any claims, actions or other litigation or proceeding by or on behalf of or against Borrower; it being understood and agreed that nothing contained in this definition shall in any respect be deemed to permit any transactions by Borrower otherwise restricted or prohibited by this Agreement.

          "Reference Bank" means the Royal Bank of Canada.

          "Reimbursement Date" has the meaning assigned to that term in subsection 3.3B.

          "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

          "Revolving Loan" means the commitment of the Lender to make a Revolving Loan to the Borrower pursuant to section 2.1 A.

          "Rollover Borrowing" means a borrowing of Revolving Loans hereunder by Borrower in accordance with subsection 4.4.

          "Rollover Termination Notice" means any notice (which may be delivered telephonically provided it is confirmed promptly in writing) by Lender to Borrower indicating that Lender will not permit any Rollover Borrowing hereunder.

          "Royal Shirt Acquisition" means the acquisition of the assets or shares of the Royal Shirt Company Limited, by Royal Acquisition, to be completed, in 1999.

          "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "Security Agreement" shall mean the Security Agreement executed and delivered by Borrower as such Security Agreement may hereafter be amended, restated, supplemented or otherwise modified from time to time.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

          "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by any federal, provincial, state, municipal or local governmental authority or any political subdivision or taxing authority thereof, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or by any political subdivision or taxing authority thereof or in which that Person is deemed to be doing business on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

          "Total Utilization" means, as at any date of determination, the sum of
(i) the aggregate principal amount of all outstanding Loans plus (ii) the Letter of Credit Usage.

1.2  Other Definitional Provisions

          References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. Any reference herein or in any other Loan Document to any agreement, document or instrument, including, without limitation, this Agreement, the Notes, the other Loan Documents and the Related Documents and any schedules or exhibits thereto, unless expressly noted otherwise, shall be a reference to each such agreement, document or instrument as the same may be amended, restated, supplemented or otherwise modified prior to the date hereof and from time to time hereafter to the extent permitted hereunder or under the applicable Loan Document.

                                  SECTION 2.
                  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1 Commitments; Loans; Notes
    -------------------------

          A. Commitment. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Loans permitted to be outstanding from time to time, to make Revolving Loans in an aggregate amount of up to $16,000,000 Dollars, or the Canadian Equivalent thereof. The Commitment shall expire on the Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans shall be paid in full no later than that date. Amounts borrowed under this subsection may be repaid and reborrowed up to, but excluding, the Commitment Termination Date. Anything contained in this Agreement to the contrary notwithstanding, the Loans and the Commitment shall be subject to the limitation that (y) in no event shall the Total Utilization at any time exceed the lesser of (i) $16,000,000 or the Canadian Equivalent thereof, and (ii) the Borrowing Base, in each case as then in effect.

          B. Borrowing Mechanics. Loans made on any Funding Date shall be in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess of that amount; provided that (a) Loans made on any Funding Date as LIBOR Rate Loans or BA Equivalent Loans with a particular Interest Period shall be in an aggregate minimum amount of $500,000 and integral multiples of $25,000 in excess of that amount. Rollover Borrowings may be in any amount up to the maximum amount permitted pursuant to subsection 4.4 as of the applicable Funding Date. Whenever Borrower desires that Lender make Revolving Loans it shall deliver a Notice of Borrowing to Lender (which may be delivered by courier or telecopy), no later than 12:00 Noon (Toronto time), at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Rate Loan or BA Equivalent
Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of an Index Rate Loan in excess of $5,000,000 in the aggregate)) or no later than 11:00 A.M. (Toronto time) on the proposed Funding Date (in the case of an Index Rate Loan of $5,000,000 or less in the aggregate and, in such case, Borrower shall concurrently deliver a copy of such Notice of Borrowing to each Lender (which copy may be delivered by courier or telecopy). Whenever Borrower desires that Lender make Revolving Loans constituting Rollover Borrowings, it shall deliver to Lender (and shall deliver to Lender concurrently, a copy, which may be delivered by courier or telecopy, of a Notice of Borrowing (with appropriate insertions) no later than 11:00 A.M. (New York time) on the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of Loans requested. In lieu of delivering the above-described Notice of Borrowing, Borrower may give Lender telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Lender.

          Lender shall not incur any liability to Borrower in acting upon any telephonic notice referred to above that Lender believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection, and upon funding of Loans by Lender in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected Loans hereunder.

          Borrower shall notify Lender prior to the funding of any Loans in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct in any material respect as of the applicable Funding Date, and the acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

          Each corporation comprising the Borrower shall separately and individually be permitted to access the Commitment. The Borrowing Base of each Borrower shall determine the maximum amount available to each Borrower, subject to an aggregate maximum amount available for advance by the Lender hereunder of the sum of $16,000,000, or the Canadian Equivalent thereof. Each Borrower shall be permitted to access the Commitment, and have Letters of Credit issued or loans advanced as Revolving Loans, to the extent that the Loans made to it and the Letters of Credit issued on its behalf do not exceed its Borrowing Base; provided that in no event may the Total Utilization exceed the Commitment. Each Borrower may, having acquired funds pursuant to the terms hereof, complete an inter-corporate Loan among the corporations forming the Borrowers, provided that the Borrower shall have provided to the Lender an assignment of, or security interest in, the Indebtedness and security held therefor.

2.2 Interest on the Loans
    ---------------------

          A. Rate of Interest. Subject to the provisions of subsections 2.2C and 2.5, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by Acceleration or otherwise) at a rate determined by reference to the Index Rate, BA Reference Discount Rate or the Adjusted LIBOR Rate, as the case may be. The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Revolving Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Lender in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Index Rate.

          Subject to the provisions of subsections 2.2C and 2.5 the Loans shall bear interest through maturity as follows:

          (i) if an Index Rate Loan, then at the Index Rate plus the Applicable Margin; or

          (ii) if a LIBOR Rate Loan, then at the sum of the Adjusted LIBOR Rate plus the applicable Margin, or

          (iii) if a BA Equivalent Loan, then by issuance at the BA Reference Discount Rate plus the BA Stamping Fee.

          The "Applicable Margin" for each Index Rate Loan, BA Equivalent Loan and LIBOR Rate Loan for any fiscal quarter shall be the percentage which is set forth below for that type of Loan:

--------------------------------------------------------------------------------------------------------------------
                                                                              Applicable Margin
--------------------------------------------------------------------------------------------------------------------
Consolidated Leverage Ratio                                 BA Equivalent Loan       LIBOR Rate      Index Rate Loan
                                                             *BA Stamping Fee           Loan
--------------------------------------------------------------------------------------------------------------------
Less than or equal to 3:00 to 1:00                                1.00%                 1.00%            -0.30%
--------------------------------------------------------------------------------------------------------------------
Greater than 3.00: 1.00 but less than or equal                    1.25%                 1.25%            -0.05%
to 3.50:1.00
--------------------------------------------------------------------------------------------------------------------
Greater than 3.50:1.00 but less than or equal                     1.50%                 1.50%             0.20%
to 4.00:1.00
--------------------------------------------------------------------------------------------------------------------
Greater than 4.00:1.00 but less than or equal                     1.75%                 1.75%             0.45%
to 4.50:1.00
--------------------------------------------------------------------------------------------------------------------
Greater than 4.50:1.00                                            2.00%                 2.00%             0.70%
-------------------------------------------------------------------------------------------------------------------

          The Applicable Margin shall be adjusted, to the extent required, on the date of delivery of each Compliance Certificate delivered by the Parent pursuant to the Parent Credit Agreement, such adjustment to remain in effect until the next date of delivery of a Compliance Certificate (and related financial information required at such time); provided that with respect to the period from the "Restatement Effective Date" (as defined in the Parent Credit Agreement) through the 180 day anniversary of the Restatement Effective Date, the Applicable Margin for Revolving Loans made on or after the Restatement Effective Date shall be 0.20% for the Index Rate Loans and 1.50% for BA Equivalent Loans and LIBOR Rate Loans; provided, further, that without limiting any Event of Default or Potential Event of Default that may result therefrom, in the event Parent does not deliver any Compliance Certificate required pursuant to the Parent Credit Agreement by the date specified therefor, then (i) the Applicable Margin for Index Rate Loans shall automatically be adjusted to 0.70% and (ii) the Applicable Margin for BA Equivalent Loans and LIBOR Rate Loans shall be adjusted to 2.00%, in each case commencing on the date such Compliance Certificate was required to be delivered and expiring on the actual date of delivery thereof.

          B. Interest Periods. In connection with each LIBOR Rate Loan or BA Equivalent Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an Interest Period (each an "Interest Period") to be applicable to such LIBOR Rate Loan or BA Equivalent Loan, which Interest Period shall be, at Borrower's option, a 30, 60, 90 or 180 day period; provided that:

          (i) the initial Interest Period for any LIBOR Rate Loan or BA Equivalent Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Rate Loan or BA Equivalent Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Rate Loan or BA Equivalent Loan;

          (ii) in the case of immediately successive Interest Periods applicable to a LIBOR Rate Loan or BA Equivalent Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

          (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day;

          (iv) no Interest Period with respect to any portion of the Loans shall extend beyond the Commitment Termination Date;

          (v) there shall be no more than 8 Interest Periods relating to LIBOR Rate Loans outstanding at any time; and

          (vi) in the event Borrower fails to specify an Interest Period for any LIBOR Rate Loan or BA Equivalent Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Borrower shall be deemed to have selected an Interest Period of 30 days.

          C. Interest Payments. Subject to the provisions of subsections 2.2C and 2.5, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan and at maturity (including final maturity).

          D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Borrower shall have the option (i) to convert at any time or any part of its outstanding Loans equal to $100,000 and integral multiples of $1,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a LIBOR Rate Loan or BA Equivalent Loan, to continue all or any portion or such Loan equal to $500,000 and integral multiples of $10,000 in excess of that amount as a LIBOR Rate Loan or BA Equivalent Loan; provided however, that a LIBOR Rate Loan or BA Equivalent Loan may only be converted on the expiration date of an Interest Period applicable thereto; and provided, further that no Loan may be made as or converted into an Index Rate Loan during the period from December 24 of any year to and including January 7 of the immediately succeeding year for the purpose of investing in securities bearing interest at a rate determined by reference to any other basis for the purpose of arbitrage or speculation.

          Borrower shall deliver a Notice of Conversion/Continuation to Lender no later than 3:00 p.m. (Toronto time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to an Index Rate
Loan), and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan or BA Equivalent Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation,
(iv) the case of a conversion to, or a continuation of, a LIBOR Rate Loan or BA Equivalent Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of a LIBOR Rate Loan or BA Equivalent Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give Lender telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Lender on or before the proposed conversion/continuation date. Promptly upon receipt by Lender of any Notice of Continuation/Conversion pursuant to this subsection 2.2D (or telephonic notice in lieu thereof), Lender shall notify each Lender of the proposed conversion or continuation.

          Lender shall not incur any liability to Borrower in acting upon any telephonic notice referred to above that Lender believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

          Except as otherwise provided here, a Notice of Continuation/Conversion for conversion to, or continuation of, a LIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

          E. Default Rate. Upon the occurrence and during the continuation of
(i) any Event of Default under subsection 8.1, 8.6 or 8.7 or (ii) any other Event of Default and upon notice to Borrower by the Lender, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the BIA) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Index Rate Loans); provided that, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans, as the case may be, shall thereupon become Index Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Index Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2C is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

          F. Bankers Acceptance Fee. In addition to the issuance at discount at the BA Reference Discount Rate, at the date of advance, the Borrower will pay to the Lender the BA Stamping Fee.

          G. Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues, for Index Rate Loans and on the basis of a 360-day year for LIBOR Rate Loans. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Index Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Index Rate Loan, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Index Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Index Rate Loan to such LIBOR Rate Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

          For the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of a year of 360 days, or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent, is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained, and divided by 360.

2.3 Prepayments and Reductions in Commitments; General Provisions Regarding
    -----------------------------------------------------------------------
Payments
--------

            A. Prepayments and Reductions in Commitments.
               ------------------------------------------

     (i) Voluntary Prepayments. Borrower may, upon not less than one Business Day's prior written or telephonic notice, in the case of Index Rate Loans, and three Business Days' prior written or telephonic notice, in the case of LIBOR Rate Loans in each case confirmed in writing to Lender at any time and from time to time prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess of that amount; provided, however, that a LIBOR Rate Loan may only be prepaid in whole or in part in an aggregate minimum amount of $100,000 and $1,000 in excess of that amount and may only be prepaid prior to the expiration of the Interest Period applicable thereto upon Borrower's payment of any amounts owing under subsection 2.5(D) in connection with such prepayment. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.3A(iii).

     (ii) Application of Prepayments. Any prepayment of the Loans shall be applied first to Revolving Loans which are Index Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.5D.

            B. General Provisions Regarding Payments.
               --------------------------------------

     (i) Manner and Time of Payment. All payments by Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in same day funds and without defence, setoff or counterclaim, free of any restriction or condition, and may be delivered to Lender by courier or telecopy not later than 3:00 P.M. (Toronto time) on the date due at its office identified to the Borrower, from time to time, for the account of Lender; funds received by Lender after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day. Lender shall disburse to each Lender and Issuing Lender, as the case may be, the amount of any such payment made on behalf of such Lender or Issuing Lender, when and as received.

     (ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

     (iii) Payments on Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment fees hereunder, as the case may be.

2.4 Use of Proceeds
    ---------------

          The proceeds of the Revolving Loans shall be applied by Borrower for working capital and general corporate purposes and other uses permitted under subsection 6.1 hereof. Each entity comprising the Borrower shall separately and individually have the right to access the credit Facilities hereunder, and to request that the Lender issue a Letter of Credit or advance a Loan pursuant to the terms of this Agreement. Each Borrower shall be entitled to request the issuance of a Letter of Credit or the advance of the Loan, based upon the Borrowing Base of such Borrower. The maximum aggregate amount which is available for advance to the Borrower shall be the Commitment, being the sum of $16,000,000, or the Canadian Equivalent thereof. The amount available to each Borrower shall be the lesser of (i) the Commitment, being the sum of $16,000,000, or the Canadian Equivalent thereof, and (ii) the aggregate Borrowing Base less the amounts then outstanding as issued Letters of Credit or Revolving Loans to each of the other Borrower, in aggregate.

          Letters of Credit or advances requested in Canadian funds shall be advanced and repaid in Canadian funds. Letters of Credit or advances requested in United States funds shall be advanced and repaid in United States funds. Lender may, at any time, following from and after the occurrence of an Event of Default, require that amounts advanced in Canadian funds or Letters of Credit issued in Canadian funds be converted to Dollars, such that payment can be required by the Lender, at its option, required to be made in Dollars, at the spot rate available to the Lender at 10:00 a.m. (Toronto time) at Toronto, Ontario for the purchase of Dollars using Canadian funds.

2.5 Special Provisions Governing LIBOR Rate Loans or BA Equivalent Loans
    --------------------------------------------------------------------

          Notwithstanding any other provision of this Agreement to the contrary, but subject to subsection 6.7(B)(iii), the following provisions shall govern with respect to LIBOR Rate Loans or BA Equivalent Loans as to the matters covered:

          A. Determination of Applicable Interest Rate. As soon as practicable after 10:00 A.M. (Toronto time) on each Interest Rate Determination Date, Lender shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans or BA Equivalent Loans, as applicable, for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

          B. Inability to Determine Applicable Interest Rate. In the event that Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans or BA Equivalent Loans, that by reason of circumstances affecting the interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in this Agreement, Lender shall on such date give notice (by telecopy or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Loans may be made as, or converted, to LIBOR Rate Loans or BA Equivalent Loans until such time as Lender notifies Borrower that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

          C. Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date Lender shall have determined (which determination, absent manifest error, shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank LIBOR market, or the position of such Lender in that market, then, and in any such event, Lender shall be an "Affected Lender" and it shall on that day give notice (by telecopy or by telephone confirmed in writing) to Borrower of such determination. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) an Index Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding LIBOR Rate Loans (the "Affected Loans"), shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Index Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of subsection 2.5D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by telecopy or by telephone confirmed in writing) to Lender of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Lender shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.5 shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to LIBOR Rate Loans in accordance with the terms of this Agreement.

          D. Compensation For Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Lender, upon written request by Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to Lender of funds borrowed by it to make or carry its LIBOR Rate Loans or BA Equivalent Loans (after accounting for any income received by the Lender in connection with its redeployment of such funds) and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Rate Loan or BA Equivalent Loans does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan or BA Equivalent Loans does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or conversion of any of its LIBOR Rate Loans or BA Equivalent Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Rate Loans or BA Equivalent Loans is not made on any date specified in a notice of prepayment given by Borrower, or (iv) as a consequence of any other default by Borrower in the repayment of its LIBOR Rate Loans or BA Equivalent Loans when required by the terms of this Agreement.

          E. LIBOR Rate Loans or BA Equivalent Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Borrower may not elect to have a Loan be made or continued (beyond the applicable Interest Period therefor) as, or converted to, a LIBOR Rate Loan or BA Equivalent Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.5D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower.

2.6 Increased Costs; Taxes; Capital Adequacy
    ----------------------------------------

          A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.6B, in the event that Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any change after the date hereof in any law, treaty or governmental rule, regulation or order, or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

          (i) subjects Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its Obligations hereunder or any payments to Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

          (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, the applicable lending office of Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or

          (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank LIBOR market;

and the result of any of the foregoing is to increase the cost to Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Lender in its sole discretion shall determine) as may be necessary to compensate Lender for any such increased cost or reduction in amounts received or receivable hereunder. Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this subsection 2.6A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

          B. Withholding of Taxes.

          (i) Payments to Be Free and Clear. All sums payable by Borrower under this Agreement and the other Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the overall net income of Lender (for which payment need not be free and clear but no deduction or withholding shall be made unless required under applicable law)) imposed, levied, collected, withheld or assessed by or within the United States of America or Canada or any political subdivision in or of the United States of America or Canada or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States of America or Canada or any such jurisdiction is a member at the time of payment.

          (ii) Grossing-up of Payments. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower under any of the Loan Documents:

                 (a) Borrower shall notify Lender of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it;

                 (b) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on Lender) on behalf of and in the name of Lender;

                 (c) the sum payable by Borrower to Lender or a Lender in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Lender receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                 (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrower shall deliver to Lender evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

                      provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment and Acceptance pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment and Acceptance, as the case may be, in respect of payments to such Lender.

          C. Capital Adequacy Adjustment. If Lender shall have determined that the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof, in each case after the date hereof, by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of Lender or any corporation controlling Lender as a consequence of, or with reference to, Revolving Loans or Letters of Credit or participations therein or other Obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance, then from time to time, within five Business Days after receipt by Borrower from Lender of the statement referred to in the next sentence, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender or such controlling corporation on an after-tax basis for such reduction. Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.7 Obligation of Lender and Issuing Lender to Mitigate
    ---------------------------------------------------

          Lender and Issuing Lender agree that, as promptly as practicable after the officer of Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause Lender to become an Affected Lender or that would entitle Lender or Issuing Lender to receive payments under subsection 2.6 or subsection 3.6, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitment or the affected Loans or Letters of Credit of Lender or Issuing Lender through another lending or letter of credit office of Lender or Issuing Lender, or (ii) take such other measures as Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to Lender or Issuing Lender pursuant to subsection 2.6 or subsection 3.6 would be materially reduced and if, as determined by Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitment or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect the Commitment or Loans or Letters of Credit or the interests of Lender or Issuing Lender; provided that Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.7 unless Borrower agrees to pay all incremental expenses incurred by Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above; provided further that Lender or Issuing Lender shall not be obligated to utilize such lending or letter of credit office if it determines in its sole discretion that it is economically disadvantageous to do so. A certificate as to the amount of any such expenses payable by Borrower pursuant to this subsection 2.7 (setting forth in reasonable detail the basis for requesting such amount) submitted by Lender or Issuing Lender to Borrower shall be conclusive absent manifest error.

                                   SECTION 3
                               LETTERS OF CREDIT

3.1 Issuance of Letters of Credit and Lender' Purchase of Participations
    --------------------------------------------------------------------
    Therein
    -------

          A. Letters of Credit. In addition to Borrower requesting that Lender make Revolving Loans pursuant to subsection 2.1A, Borrower may request, in accordance with the provisions of this subsection 3.1, that Lender arrange through Issuing Lender to issue Letters of Credit for the account of Borrower (and on behalf of the Borrower) for the purposes specified in the definition of Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, the Lender shall provide the assurances required by the Issuing Lender for the Issuing Lender to issue such Letters of Credit provided that Borrower shall not request that Lender provide for the issuance of (and Issuing Lender shall not issue):

          (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization would exceed the lesser of (a) the Commitment or (b) the Borrowing Base, in each case as then in effect; provided that Lender may assume the foregoing conditions are met to the extent Lender has not notified Issuing Lender otherwise;

          (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $5,000,000; or

          (iii) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (X) 30 days prior to the Commitment Termination Date and (Y) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to Issuing Lender in its reasonable discretion.

          B. Mechanics of Issuance.

          (i) Notice of Issuance. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Lender a Notice of Issuance of Letter of Credit no later than 12:00 Noon (Toronto time) at least one Business Day, or such shorter period as may be agreed to by the Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) the face amount of the Letter of Credit, in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate as quoted by the Issuing Lender to Borrower in connection with such Letter of Credit), (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents and the verbatim text of any certificates to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its sole discretion, may require changes in the text of the proposed Letter of Credit or any such documents or certificates; and provided, further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day; provided still further that Lender shall not be obligated to arrange to issue any Letter of Credit denominated in a foreign currency which in the judgment of Issuing Lender is not readily and freely available; provided further that anything to the contrary in this Agreement notwithstanding; Borrower may, with Lender's consent, electronically request the issuance of Letters of Credit by Issuing Lender, in which such event Borrower shall be deemed for all purposes hereunder and the other Loan Documents to have delivered a written Notice of Issuance of Letter of Credit hereunder.

          Borrower shall notify the Lender prior to the issuance of any Letter of Credit in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer materially true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit.

          (ii) Issuance of Letter of Credit. Upon satisfaction or waiver of the conditions set forth herein, the Lender shall cause the Issuing Lender to issue the requested Letter of Credit in accordance with the agreement between the Lender and the Issuing Lender but generally following the Issuing Lender's standard operating procedures, and upon its issuance of such Letter of Credit the Issuing Lender shall promptly notify Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit.

3.2 Letter of Credit Fees

          Borrower agrees to pay the following amounts to Lender with respect to Letters of Credit issued by it:

          (i) (a) a fronting fee equal to 0.25% of the aggregate maximum amount available to be drawn under such Commercial Letter of Credit and (b) a letter of credit fee equal to 0.50% per annum of the aggregate maximum amount outstanding for all such Letters of Credit, in each case payable monthly in arrears on the tenth Business Day of the immediately following month; and

          (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be, provided that upon the occurrence of and during the continuation of (i) any Event of Default under subsection 8.1, 8.6, or 8.7 or (ii) any other Event of Default and upon notice to Borrower from Lender the percentage rate used to calculate fees payable under clause (i)(b), (ii)(b) or (iii)(b) of this subsection 3.2 shall be increased by two percentage points per annum.

3.3 Drawings and Reimbursement of Amounts Drawn Under Letters of Credit
    -------------------------------------------------------------------

          A. Responsibility of Issuing Lender With Respect to Requests For Drawings. The Lender shall enter into agreements with the Issuing Lender governing the issuance of Letters of Credit, on the credit of the Lender, provided the Borrower agrees that the agreement may provide that in determining whether to honour any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

          B. Reimbursement by Borrower of Amounts Drawn Under Letters of Credit. In the event Issuing Lender has determined to honour a request for drawing under a Letter of Credit issued by it, Issuing Lender shall immediately notify Borrower and Lender. Borrower shall pay to the Lender, and the Lender shall reimburse Issuing Lender on or before the Business Day immediately following the date on which such drawing is honoured (the "Reimbursement Date") in an amount in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate on the date of such drawing) in same day funds equal to the amount of such drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrower shall have notified Lender and Issuing Lender prior to 3:00 P.M. (Toronto time) on the date of such drawing that Borrower intends to pay to Lender, for the amount of such drawing, with funds other than the proceeds of Loans, Borrower shall be deemed to have given a timely Notice of Borrowing to Lender to make Loans that are Index Rate Loans.

Reimbursement Date in an amount equal to the amount of such drawing and (ii) subject to satisfaction or waiver of the applicable conditions specified in this Agreement, Lender shall, on the Reimbursement Date, make Loans that are Index Rate Loans in the amount of such drawing, the proceeds of which shall be applied directly by Lender to reimburse Issuing Lender for the amount of such drawing; and provided, further that if for any reason proceeds of Loans are not received by Issuing Lender on the Reimbursement Date in an amount in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate on the date of such drawing) equal to the amount of such drawing, Borrower shall reimburse Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such drawing over the aggregate amount of such Loans, if any, which are so received. Nothing in this subsection shall be deemed to relieve Lender from its obligation to make Loans on the terms and conditions set forth in this Agreement, and Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Loans under this subsection.

          C. Interest on Amounts Drawn Under Letters of Credit. Payment of Interest by Borrower. Borrower agrees to pay to Lender, with respect to drawings made under any Letters of Credit issued, interest on the amount paid by Issuing Lender, which amount shall be advanced by Lender to Issuing Lender, on the terms herein, in respect of each such drawing, from the date of such drawing to but excluding the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date of such drawing to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Loans that are Index Rate Loans or, if higher, LIBOR Rate Loan and
(b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Loans that are Index Rate Loans or, if higher, LIBOR Rate Loans. Interest payable pursuant to this subsection 3.3C shall be computed on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

3.4 Obligations Absolute
    --------------------

          The obligation of Borrower to pay to the Lender to reimburse Lender for payments made to Issuing Lender to reimburse for drawings made under the Letters of Credit issued by Issuing Lender and to repay any Loans made by Lender pursuant to subsection 3.3B shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

          (i)    any lack of validity or enforceability of any Letter of Credit;

          (ii) the existence of any claim, set-off, defence or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower and the beneficiary for which any Letter of Credit was procured);

          (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) payment by Issuing Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

          (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower;

          (vi) any breach of this Agreement or any other Loan Document by any party thereto;

          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

          (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Lender or its officers, employees or Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5 Indemnification; Nature of Issuing Lender' Duties
    -------------------------------------------------

          A. Indemnification. In addition to amounts payable as provided in subsection 3.6, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Lender and its officers, employees or Lender from and against any and all claims, demands, liabilities, damages, losses, and reasonable costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of Issuing Lender or its officers, employees or Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonour by Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of Issuing Lender to honour a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

          B. Nature of Issuing Lender' Duties. As between Borrower and Issuing Lender, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Lender, including without limitation any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Lender's rights or powers hereunder.

          In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put Issuing Lender under any resulting liability to Borrower.

          Notwithstanding anything to the contrary contained in this subsection 3.5, Borrower shall retain any and all rights it may have against Issuing Lender and its officers, employees or Lender for any liability arising solely out of the gross negligence or willful misconduct of Issuing Lender or its officers, employees or Lender, as determined by a final judgment of a court of competent jurisdiction.

3.6  Increased Costs and Taxes Relating to Letters of Credit

          Without limiting the provision of subsection 2.6, in the event that Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any change after the date hereof in any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by Issuing Lender or Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

          (i) subjects Issuing Lender or Lender (or its applicable lending or Letter of Credit office) to any additional Tax (other than any Tax on the overall net income of Issuing Lender or Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other Obligations under this Section 3, whether directly or by such being imposed on or suffered by Issuing Lender;

          (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory Loan, insurance or similar requirement in respect of any Letters of Credit issued by Issuing Lender purchased by Lender; or

          (iii) imposes any other condition on or affecting Issuing Lender or such Lender (or its applicable lending or Letter of Credit office) regarding this Section 3 or any Letter of Credit;

and the result of any of the foregoing is to increase the cost to Issuing Lender or Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by Issuing Lender or such Lender (or its applicable lending or Letter of Credit office) with respect thereto; then, in any case, Borrower shall promptly pay to Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate Issuing Lender or such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Issuing Lender or Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.


                                   SECTION 4
                   CONDITIONS TO LOANS AND LETTERS OF CREDIT

          The effectiveness of this Agreement and the Obligations of Lender to make (or continue, as the case may be) Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1  Conditions to Initial Loans

     This Agreement shall become effective only upon, and the obligations of Lender to make any Loans to be made are, in addition to the conditions precedent specified in the Parent Credit Agreement, subject to prior or concurrent satisfaction of the following conditions:

          A. Borrower Documents. Borrower shall deliver or cause to be delivered to Lender the following, each, unless otherwise noted or already delivered:

          (i) Certified copies of its Certificate of Articles of Incorporation, together with a certificate of status from the province of its incorporation;

          (ii) Copies of its Bylaws, certified by its corporate secretary or an assistant secretary;

          (iii) Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party;

          (iv) Signature and incumbency certificates of its officers executing this Agreement and the other Loan Documents;

          (v) Executed originals of this Agreement and the other Loan Documents; and

          (vi) Such other documents as any Lender and Issuing Lender may reasonably request.

          B. Security Interests. Lender shall have a valid and perfected first priority security interest (subject to the Permitted Encumbrances) as of such date in the entire Collateral. Such actions shall include, without limitation,
(i) delivery to Lender of Collateral Access Agreements for all inventory locations (other than to the extent Lender shall have otherwise consented in its sole discretion) and (ii) delivery of all other evidence reasonably satisfactory to Lender that all other filings, recordings and other actions Lender deems necessary or advisable to establish, preserve and perfect the Liens granted to Lender.

          C. Cash Management System. Cash Management System shall be in place in form and substance satisfactory to Lender, and (other than to the extent Lender shall have otherwise consented in its sole discretion) Lender shall have received Block Account Agreements from each financial institution at which a Deposit Account is located (which shall, in any event, include all Block Account Agreements for all such Deposit Accounts located at Lender or its Affiliates) pursuant to the Cash Management System, all in form and substance satisfactory to Lender.

          D. Evidence of Insurance. Lender shall have received an Officer's Certificate of Borrower setting forth a schedule of insurance with respect to each of the insurance policies maintained by Borrower. Each such insurance policy shall name Lender as loss payee and/or additional insured, as appropriate, and Lender shall have received an original certificate of insurance from or on behalf of the issuer of each such policy.

          E. No Event of Default under Parent Credit Agreement. No "Event of Default" or "Potential Event of Default" under and as defined in this Agreement or the Parent Credit Agreement shall have occurred and be continuing and Lender shall have received an Officer's Certificate from Borrower to such effect.

          F. Opinions of Counsel. Lender and its counsel shall have received (i) originally executed copies of one or more favourable written opinions of counsel for the Borrower, in form and substance satisfactory, setting forth substantially the matters in the opinions designated in Exhibit V annexed hereto and as to such other matters as Lender may reasonably request.

          G. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Lender and its counsel in accordance with this subsection 4.1 shall be satisfactory in form and substance to Lender and such counsel, and Lender and such counsel shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

          H. Co-Borrower Availability. In the event that a Co-Borrower is added to this Agreement in addition to the party hereto on the Closing Date, if such Co-Borrower has been added as a Borrower pursuant to an acquisition by Hartmarx Corporation, or any Borrower, then such Borrower may be able to access the Facilities hereunder and to request the issuance of Letters of Credit or the advance of Revolving Loan, only following after the completion the acquisition and of an audit confirming the eligibility of the Accounts and Inventory, such audit to be in accordance with the standard credit practice of the Lender.

4.2  Conditions to All Loans

          The obligations of Lender to make Loans on each Funding Date are subject to the following further conditions precedent:

          A. Lender shall have received on or before that Funding Date, in accordance with the provisions of subsection 2.1B, a copy of an originally executed Notice of Borrowing, in each case signed by the chairman, chief executive officer, president, executive vice president, senior vice president, chief financial officer, chief accounting officer, controller or the treasurer of Borrower or by any executive officer of Borrower designated by any of the above-described officers on behalf of Borrower in a writing delivered to Lender.

          B.   As of that Funding Date:

               (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

               (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default under this Agreement or the Parent Credit Agreement;

               (iii) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain such Lender from making the Loans to be made by it on that Funding Date;

               (iv) There shall not be pending or, to the knowledge of Borrower, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any property of Borrower that has not been disclosed by Borrower in writing prior to the making of the last preceding Loans (or, in the case of the initial Loans, made or continued on the Closing Date, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Lender, would be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

4.3  Conditions to Letters of Credit.

     The issuance of any Letter of Credit hereunder is subject to the following conditions precedent:

          A. On or before the date of issuance of such Letter of Credit, Issuing Lender and Lender shall have received, in accordance with the provisions of subsection 3.1 B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer, the treasurer or the controller of Borrower or by any executive officer of Borrower designated by any of the above-described officers on behalf of Borrower in a writing delivered to Issuing Lender and Lender, together with all other information specified in subsection 3.1B(i) and such other documents or information as Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit. Delivery of a Notice of Issuance of Letters of Credit, and delivery of supporting materials, may be by electronic transmission, as shall be acceptable to the Issuing Lender.

          B. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

4.4       Rollover Borrowing.

          The Lender shall extend a Revolving Loan constituting a Rollover Borrowing on each Funding Date subject to the following conditions :

          A. The Borrower shall have delivered a duly executed Notice of Borrowing to the Lender.

          B. The Lender shall have received the certificates and information necessary to confirm the Borrowing Base and the Total Utilization after advancing the amount to be advanced shall not exceed the lesser of the Commitment and the amount available under the Borrowing Base.

          C.  The amount advanced shall be advanced as an Index Rate Loan.

          D.  The Lender shall not have issued a Rollover Termination Notice.


                                   SECTION 5
                   BORROWER'S REPRESENTATIONS AND WARRANTIES

          In order to induce Lender to enter into this Agreement and to make (or continue, as the case may be) the Loans, to induce Issuing Lender to issue Letters of Credit and to induce Lender to purchase participations therein, Borrower and each of them separately, if more than one, represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete.

5.1  Organization, Powers, Qualification, Good Standing, Business and
Subsidiaries

          A. Organization and Powers. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the province of its incorporation. Borrower has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and Related Documents to which it is a party, to carry out the transactions contemplated thereby and to issue and pay the Notes.

          B. Qualification and Good Standing. Borrower is qualified to do business and is in good standing in every jurisdiction necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect or result in any Lien other than Permitted Encumbrances.

          C. Collateral Matters. Other than as may be supplemented by written notices delivered to Lender pursuant to the Security Agreement:

               (i) the chief executive office and principal place of business of Borrower is as set forth in Part Two of Schedule 4 annexed hereto;

               (ii) the office where Borrower keeps its records concerning Accounts are located at the addresses specified for such Borrower in Part Three of Schedule 4 annexed hereto;

               (iii) all Inventory of Borrower is located on the premises specified on Part Four of Schedule 4 annexed hereto (or is in transit thereto) and except as specified in Part Four of Schedule 4 annexed hereto, no such Inventory is stored with a bailee, warehouseman or similar party;

               (iv) other than as set forth in Part Five of Schedule 4 annexed hereto, Borrower does not conduct any business under any fictitious business names or tradenames or has done business under any fictitious business names or tradenames during the five years preceding the Closing Date.

5.2  Authorization of Borrowing, etc.

          A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents and the issuance, delivery and payment of the Notes have been duly authorized by all necessary corporate action on the part of each Borrower.

          B. No Conflict. The execution, delivery and performance by each Borrower of the Loan Documents, the issuance, delivery and payment of the Notes (in the case of Borrower) and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Borrower, the Certificate or Articles of Incorporation or Bylaws of or any order, judgment or decree of any court or other agency of government binding on Borrower, (ii) conflict with, result in a breach of (excluding, however, Accounts or general intangibles of Borrower which by their terms purport to prohibit the assignment thereof without the consent of the Account Debtor in respect thereof, except as the same may be rendered ineffective by applicable law) or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of Borrower, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower (other than any Liens created under any of the Loan Documents in favour of Lender), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Borrower, except for such approvals or consents which have been obtained and disclosed in writing to Lender.

          C. Governmental Consents. The execution, delivery and performance by each Borrower of the Loan Documents, the issuance, delivery and payment of the Notes and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state, provincial or other governmental authority or regulatory body and other than filings expressly contemplated by the Loan Documents.

          D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Borrower thereto and is the legally valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by general equitable principles whether enforcement is sought in equity or at law.

5.3  Title to Properties; Lien

          Borrower has good, sufficient and legal title to all of their respective properties and assets except for imperfections of title which individually or in the aggregate would not have a Material Adverse Effect. Other than Permitted Encumbrances, all such properties and assets are free and clear of Liens.

5.4  Environmental Protection


Except as set forth in Schedule 8 annexed hereto:

               (i) the operations of Borrower (including, without limitation, all operations and conditions at or in the Facilities (to the best knowledge of Borrower to the extent of Facilities not currently owned, operated or used by Borrower)) comply in all material respects with all Environmental Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

               (ii) Borrower has obtained all Governmental Authorizations under Environmental Laws necessary to their respective operations, and Borrower are in compliance with all material terms and conditions of such Governmental Authorizations except where the failure to so obtain or comply, as the case may be, could not reasonably be expected to have a Material Adverse Effect;

               (iii) to the best of Borrower's knowledge, none of the operations of Borrower is the subject of any federal, provincial or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location which could reasonably be expected to have a Material Adverse Effect;

               (iv) none of the operations of Borrower is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which could reasonably be expected to have a Material Adverse Effect;

               (v) neither Borrower has received any notice that it is or may be liable as the result of any Release of any Hazardous Materials by Borrower if the same could reasonably be expected to have a Material Adverse Effect; and

               (vi) no underground storage tanks or surface impoundments are on or at any Facility.

5.5  Inventory

          Except as disclosed in the information provided to Lender by Borrower under subsection 6.6 or otherwise disclosed to Lender in writing, with respect to all Inventory:

          (a) Lender may rely upon all statements, warranties, or representations made in any Borrowing Base Certificate or other written report regarding Inventory delivered hereunder by Borrower in determining which items of Inventory are to be deemed Eligible Inventory;

          (b) No such Inventory is subject to any Lien whatsoever, except for Liens of Lender hereunder and Permitted Encumbrances; and

          (c) No such Inventory has been consigned to any Person (other than consignment by a Borrower to another Borrower).

5.6  Genuineness of Accounts
     -----------------------

     Except as disclosed to Lender in writing, with respect to Accounts of Borrower as of the date of such information and as disclosed therein (either specifically or by their exclusion from Eligible Accounts):

          (a) Lender may rely upon all statements, warranties or representations made in any Borrowing Base Certificate or other report regarding Accounts delivered hereunder by Borrower in determining which Accounts are to be deemed Eligible Accounts;

          (b) All such Accounts are genuine, are in all material respects what they purport to be, are not evidenced by a judgment, and are not evidenced by more than one, if any, executed original instrument, which original has been delivered or made available to Lender and Borrower has no knowledge of any fact or circumstance that would impair the validity or collectibility thereof including, without limitation, any setoffs, counterclaims or disputes (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally or by general equitable principles whether enforcement is sought in equity or at law).

          (c) All such Accounts arise from bona fide transactions completed substantially in accordance with the terms and provisions contained in any documents related thereto and no such Account has been assigned (other than delinquent Accounts assigned for collection or as otherwise permitted hereunder) or pledged to any other Person other than Lender;

          (d) The amounts of the face values shown on any Borrowing Base Certificate or other report regarding Accounts delivered hereunder and all invoices and statements delivered to Lender with respect to any such Account are actually and absolutely owing to Borrower, as the case may be (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally or by general equitable principles whether enforcement is sought in equity or at law), and are not contingent for any reason, other than discounts or allowances allowed by such Borrower in the ordinary course of business for prompt payment or volume purchases, all of which discounts or allowances have been made in conformity with the applicable Credit and Collection Policy or otherwise disclosed to Lender;

          (e) Borrower has no knowledge that any Account Debtor did not have the capacity to contract at the time any contract or other document giving rise to such Account was executed; and

          (f) The goods giving rise to any such Account are not, and were not at the time of the sale thereof, subject to any Lien, claim, encumbrance or security interest, except for Permitted Encumbrances, Liens in favour of carriers of the goods in the ordinary course of Borrower's business and Liens in favour of Lender.

5.7  Representations Concerning Credit and Collection Policy
     -------------------------------------------------------

          The summary of the Credit and Collection Policy attached hereto as
Schedule 9 is accurate and complete in all material respects and does not omit to state any material fact necessary to make the statements set forth therein not misleading.

5.8  Representations Concerning Cash Management System
     -------------------------------------------------

          The summary of the Cash Management System attached hereto as Schedule 10 is accurate and complete in all material respects and does not omit to state any material fact necessary to make the statements set forth therein not misleading. Borrower does not own any Deposit Account which is not described in
Schedule 10 or otherwise permitted pursuant to subsection 6.7 or as otherwise permitted pursuant to this Agreement.

5.9  Disclosure
     ----------

          No representation or warranty of Borrower contained in any Loan Document or in any other document, certificate or written statement furnished to Lender by or on behalf of Borrower for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than matters of a general economic nature) that has had, or could reasonably be expected to result in, a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.


                                   SECTION 6.
                        BORROWER'S AFFIRMATIVE COVENANTS

          Borrower covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation, expiration or Cash collateralization in accordance with the terms hereof of all

Letters of Credit, unless Lender shall otherwise give prior written consent, Borrower shall perform all covenants in this Section 6.

6.1  Financial Notices
     -----------------

          Borrower hereby acknowledges and agrees as follows:

          (i) Events of Default, etc.: Borrower will, as described advise the
              ----------------------
              Lender promptly upon any executive or senior officer of Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, (b) that any Person has given any notice to Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

          (ii) Litigation or Other Proceeding: promptly upon any executive or
               ------------------------------
               senior officer of Borrower obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Borrower or any property of Borrower (collectively, "Proceedings") not previously disclosed in writing by Borrower to Lender or (Y) any material development in any Proceeding that, in any case:

               (1) has a reasonable possibility of giving rise to an Event of Default or a Material Adverse Effect; or

               (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

          written notice thereof together with such other information as may be reasonably available to Borrower to enable Lender and their counsel to evaluate such matters; and

          (iii)  Other Information: with reasonable promptness, such other
                 -----------------
                 information and data with respect to Borrower as from time to time may be reasonably requested by Lender, including financial statements on an unconsolidated basis for the Borrower.

6.2  Corporate Existence, etc.
     ------------------------

          Borrower will at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business, except where the failure to maintain the same could not reasonably be expected to have a Material Adverse Effect.

6.3  Payment of Taxes and Claims; Tax Consolidation
     ----------------------------------------------

          Borrower will pay all Taxes (except for non-material provincial and local taxes which Borrower reasonably believes are not required to be paid because of jurisdictional limitations on the taxation authority, and the non-payment of which will not result in a Material Adverse Effect or any Lien on the Collateral, other than Permitted Encumbrances), assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labour, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

6.4  Compliance with Laws, etc.
     -------------------------

          Borrower shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could reasonably be expected to cause a Material Adverse Effect.

6.5  Environmental Matters
     ---------------------

          A. Borrower shall comply with all Environmental Laws and Governmental Authorizations in all material respects including, without limitation, with respect to the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility, noncompliance with which could reasonably be expected to result in a Material Adverse Effect.

          B. Borrower shall, promptly upon any senior or executive officer obtaining knowledge thereof, advise Lender in writing and in reasonable detail of any:

            (i) Release of any Hazardous Materials required to be reported to any governmental agency under applicable Environmental Laws;

           (ii) Environmental Claim that could reasonably be expected to result in a Material Adverse Effect;

          (iii) notice to Borrower of any material violation of any Environmental Laws;

           (iv) material outstanding written order or agreement with any governmental authority or private party relating to (a) any Environmental Laws or (b) any Environmental Claims, in each case to the extent the subject matter thereof could reasonably be expected to result in a Material Adverse Effect;

            (v) commencement of any judicial or administrative proceeding alleging, or any request for information that indicates that any governmental agency is investigating, a violation by Borrower or any Subsidiary of any

                 Environmental Laws that could reasonably be expected to result in a Material Adverse Effect; or

            (vi) action by Borrower, including the acquisition of any assets or the commencement of any business, that could reasonably be expected to result in any Environmental Claims that could have a Material Adverse Effect.

          C. Borrower shall, at its own expense, provide copies of such documents or information in the possession of Borrower as Lender may reasonably request in relation to any matters disclosed pursuant to this subsection 6.5.

6.6  Borrowing Base Certificates; Operating Reports
     ----------------------------------------------

            (i)  Borrowing Base Certificates. Borrower shall deliver to Lender
                 ---------------------------
                 (with a copy to Lender promptly thereafter), a Borrowing Base Certificate on the fifteenth day of each month.

           (ii)  Operating Reports. Borrower shall deliver to Lender, in form
                 -----------------
                 and detail satisfactory to Lender, each operating report listed on Schedule 6.6, in the manner described on such schedule, and each other operating report reasonably requested by Lender;

          (iii)  Collection Reports. Upon request of Lender, Borrower shall make
                 ------------------
                 available to Lender copies of deposit slips for each deposit, reasonably detailed information regarding the application of proceeds and such other information regarding Receipts, expenditures and Deposit Account balances as Lender may reasonably request and as Borrower maintain from time to time in accordance with its customary practice;

           (iv)  Inventory Reports.
                 -----------------

                 (a) At least two times in each Fiscal Year, Borrower shall, at its expense, conduct, and permit Lender to monitor, a comprehensive detailed count of and evaluation of Inventory in accordance with Borrower's usual and customary practices for such count and evaluation; provided that at least once per year Borrower shall, at its expense, have its independent certified public accountants oversee such count and evaluation in accordance with standard audit procedures.

                 (b) Lender, in its reasonable discretion (and not more frequently than twice each 12 month period, at Borrower's expense and if more frequently, at Lender's expense), may review or have an outside consultant selected by Lender review, upon reasonable notice and at reasonable times, the quality and amount of Inventory.

6.7  Cash Management System  At any time that the Lender shall direct or
     ----------------------
require, of the Borrower, the following provisions with regard to the Cash Management System shall be applicable:

          A. Cash Management System. Borrower shall establish and maintain the Cash Management System; provided that Borrower may open and close Deposit Accounts and make other changes to the Cash Management System in the ordinary course of business upon notice to Lender and as long as (i) no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom, (ii) such changes, either individually or in the aggregate are not adverse to Lender or impair any rights of Lender under the Collateral Documents and (iii) all Receipts of Borrower continue to be collected and distributed pursuant to procedures subject to Block Account Agreement at all times.

          B. Lender Rights. Lender may, at any time in its reasonable discretion and regardless of whether any Event of Default shall have occurred and be continuing, deliver notice under the Cash Management Letter to each of the financial institutions party thereto, requiring that all funds on deposit in the Deposit Accounts of Borrower (other than Excluded Accounts) be transferred on a daily basis to the Collection Account (it being understood that funds may be transferred through intermediary accounts in the Cash Management System subject to Cash Management Letters prior to ultimate transfer to the Collection Account), and upon such notice and thereafter, without limiting any other provision of this Agreement or the other Loan Documents, Borrower agrees to perform and comply to perform and comply with the following covenants and agreements:

            (i) Receipts shall be received and held by Borrower and any of their respective officers, employees, Lender or other Persons acting for or in concert with any Borrower to make collections for or on behalf of any Borrower ("Collecting Lender"), in trust for Lender as Collateral. Notwithstanding any other provision of this Agreement or any other Loan Document, all Receipts shall be paid by the obligor thereon into the Deposit Accounts subject to the Cash Management System. On a daily basis, each Borrower, or Lender, shall deposit or shall cause to be deposited, all Receipts into Deposit Accounts included in the Cash Management System and subject to Block Account Agreement on or before the first Business Day following receipt thereof after receipt in the applicable lockbox or accounting office of such Borrower, and as soon as practical in the case of Receipts received in any other manner (it being understood that the foregoing does not limit each Borrower's obligation to instruct all obligors to make payments into lockboxes).

           (ii) Except to the extent otherwise provided herein, upon deposit in the Collection Account, any Receipts consisting of Cash or wire or electronic transfers in immediately available funds shall be applied by Lender to the Loans and other Obligations as set forth in Subsection 6.9B(iii);

          (iii) Any payments received by Lender under this subsection 6.7 shall be applied in the following order unless Lender otherwise elects: (i) any due and payable fees, expenses or other charges in respect of the Obligations; (ii) any due and payable interest payments on the Loan; (iii) principal payments on the Loan (whether or not due and payable); and (iv) other due and payable Obligations or to collateralize Letters of Credit to the extent required hereunder; provided, however, that principal and interest on any LIBOR Rate Loans shall not be required to be paid to the extent that any such payment will result in the incurrence of any increased costs pursuant to subsection 2.5, as long as at such time, no

               Event of Default or Potential Event of Default shall have occurred or be continuing and Borrower would be entitled to borrow LIBOR Rate Loans hereunder upon submission of an appropriate Notice of Borrowing therefor; provided further that to the extent that Borrower is not able to borrow LIBOR Rate Loans at such time as set forth above, any such amounts shall be applied to pay outstanding LIBOR Rate Loans in accordance with this subsection 6.7 but, unless an Acceleration shall have occurred, Borrower shall not be required to pay any increased costs pursuant to subsection 2.5 which may result therefrom.

          (iv) Borrower irrevocably makes, constitutes and appoints Lender, and all Persons designated by Lender for that purpose, at any time, as Borrower's true and lawful attorney and Lender-in-fact to endorse Borrower's name on any checks, notes, drafts or any other form of payment relating to Collateral or Receipts or proceeds of Collateral or Receipts that come into Lender's possession or under Lender's control; provided, however, that such appointment by Borrower of Lender as Borrower's attorney-in-fact shall in no case impose upon Lender any obligation or duty to take any actions on behalf of Borrower or any fiduciary obligations with respect to Borrower.

          (v) At all times, Borrower shall continue to deposit all Receipts in the Collection Account and, after application of such amounts against the Obligations in the order set forth in clause (iii) above, Lender shall remit to Borrower the net amount of such Receipts; it being understood and agreed that if an Event of Default shall have occurred and be continuing and there shall be outstanding any Letters of Credit, Lender shall only remit that amount to Borrower as exceeds the amounts of immediately available funds in the Collection Account equal to the aggregate outstanding Letter of Credit Usage as of the date of determination, with such remaining amounts equal to the aggregate outstanding Letter of Credit Usage in immediately available funds to be deposited into the Collateral Account to be administered as provided in the Security Agreement.

6.8  Collateral Access Agreement.

          In the event that any conditions to the effectiveness of this Agreement set forth in subsection 4.1B(i) are not satisfied as of the Restatement Effective Date with the consent of Lender (which consent shall be deemed given by the funding of the initial Loans hereunder with such conditions remaining unsatisfied), the Inventory locations for which Collateral Access Agreements were not delivered as of the Closing Date (the "Remaining Locations") shall not be excluded from the Borrowing Base solely as a result of the non-delivery of a Collateral Access Agreement therefor, but Lender shall reserve from availability under the Borrowing Base an amount equal to the aggregate of 90 days rent for all Remaining Locations for which a Collateral Access Agreement has not been delivered as of such date.

                                   SECTION 7.
                         BORROWER'S NEGATIVE COVENANTS

          Borrower covenants and agrees that, so long as the Commitment hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation, expiration or cash collateralization in accordance with the terms hereof of all Letters of Credit, unless Lender shall otherwise give prior written consent, Borrower shall perform all covenants in this Section 7.

7.1  Indebtedness.

          Borrower shall not, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (i) Borrower may become and remain liable with respect to the Obligations provided that the proceeds of such Indebtedness should not be used for any purposes other than (i) to repay and terminate the Existing Coppley Credit Facility, the Coppley Seller Notes (to the extent permitted under the Coppley Subordinated Agreement) and notes issued, not to exceed $2,500,000, in amount, in relation to the Royal Shirt Acquisition, (ii) to finance Borrower's working capital needs and (iii) for Borrower's general corporate purposes and (y) under the Coppley Seller Notes; provided (i) the Coppley Seller Notes shall be subordinated to the Obligations in form and substance satisfactory to Lender and (ii) the aggregate principal amount of such Indebtedness shall not exceed $8,250,000 (Canadian) (as such amount may be adjusted pursuant to Section 3.3 of the Coppley Acquisition Agreement) at any time outstanding;

          (ii) Borrower may become and remain liable with respect to indebtedness to Hartmarx Corporation and between Borrowers, provided, Borrower shall not on an aggregate basis become or remain liable with respect to indebtedness to Hartmarx Corporation in an aggregate principal amount in excess of $12,000,000 (US funds) at any time outstanding (and it is hereby acknowledged and agreed that the proceeds of such indebtedness between Borrower and Hartmarx Corporation should not be used for any purposes other than those uses permitted for proceeds of the Loan and to fund the Royal Shirt Acquisition, and those other acquisitions at any time approved by the Lender and repay Indebtedness of the entities so acquired;

          (iii) Borrower may become and remain liable with respect to other unsecured Indebtedness in an aggregate principal amount not to exceed $5,000,000 (Canadian funds) at any time outstanding;

          (iv) Borrower may become and remain liable with respect to Indebtedness to another Borrower;

          (v) Borrower may become and remain liable with respect to Contingent Obligations permitted hereunder;

          (vi) Borrower may become and may remain liable with respect to Indebtedness in respect of Capital Leases and security granted as purchase money security interest, in an aggregate amount, at any time, not to exceed $500,000 (Canadian funds);

          (vii) Borrower may remain liable with respect to the existing indebtedness listed in Schedule 7.1; and

          (viii) Indebtedness of one Borrower (the "Transferee") to another Borrower (the "Transferor") representing the unpaid purchase price of non-cash assets transferred by the Transferor to the Transferee.

7.2  Liens and Related Matters.

          A. Prohibition on Liens. Borrower shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower, whether now owned or hereafter acquired, or any income or profits therefrom, or file, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the PPSA or under any similar recording or notice statute (other than for precautionary notice filings in connection with transactions permitted hereunder such as leases, consignments and the sale of Accounts which do not evidence Liens securing Indebtedness or other obligations, except:

          (i)   Permitted Encumbrances;

          (ii)  Liens created pursuant to the Collateral Documents;

          (iii) Liens in existence as of the date hereof as set forth in
                Schedule 7.2 annexed hereto;

          (iv) Liens securing the Coppley Seller Notes; provided that such Liens shall be subject to (x) the Liens in favour of Lender securing Borrower's Obligations under the Guaranty and (y) the Lien in favour of Hartmarx Corporation (which shall have been assigned to Lender) securing Borrower's Obligations to Hartmarx Corporation with respect to any intercompany Loan made by Hartmarx Corporation to Borrower under the Parent Credit Agreement; and

          (v)   Other Liens securing Indebtedness permitted pursuant to section
                7.1

and provided Lender has approved the acquisition or it is the Royal Shirt Acquisition, Liens existing on the property of a Person immediately prior to such Person becoming a subsidiary or being consolidated with or merged into Borrower or any of its subsidiaries or its becoming a subsidiary of Borrower, or Liens existing on any property acquired by Borrower or any of its subsidiaries at the time such is so acquired; provided that (i) no such Lien was created or assumed in contemplation of such consolidation, merger or acquisition or such Person becoming a subsidiary of Borrower, whether as security of the payment of any consideration due in connection with such transaction or otherwise, (ii) each Lien shall only cover the acquired property and, if required by the terms of the instrument originally creating such Lien, property which is an improvement to or is required for specific use in connection with such acquired property, and (iii) no such Lien shall encumber property constituting Collateral.

7.3  Contingent Obligations.

          Borrower shall not, directly or indirectly, create or become or remain liable with respect to any contingent obligation, except:

          (i) Borrower may become and remain liable for reimbursement obligations in connection with (A) surety, appeal, tender, performance and other bonds procured by the Borrower in the ordinary course of business and (B) trade letters of credit procured by Borrower in the ordinary course of business;

          (ii) Borrower may enter or guarantee leases in the ordinary course of business;

          (iii) Borrower may become and remain liable for reimbursement obligations in connection with trade letter of credit procured by Borrower in the ordinary course of business on or after the date when Letters of Credit cannot be issued hereunder, in accordance with this Agreement;

          (iv) Borrower may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with sales of assets;

          (v) Contingent Obligations of Royal Shirt Company Limited and those of a Person existing immediately prior to such Person becoming a Subsidiary of Borrower; provided that no such Contingent Obligation shall have been created or assumed in contemplation of such Person becoming a Subsidiary and Lender has approved the acquisition of such Subsidiary; and

          (vi) Borrower may guaranty (A) leases permitted hereunder and (B) license fee obligations incurred in the ordinary course of business.

7.4  Sale or Discount of Receivables.

          Borrower shall not, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable except for purposes of collection in accordance with the Credit and Collection Policy.


                                   SECTION 8.
                               EVENTS OF DEFAULT

     If any of the following conditions or events ("Events of Default") shall occur:

8.1  Failure to Make Payments When Due.

          Failure to pay any installment of principal of or interest on any Loan when due, whether at stated maturity, by Acceleration, by notice of prepayment or otherwise; failure to pay when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure to pay within three days of the date due any other amount due under this Agreement; or

8.2  Default in Other Agreements.
     ---------------------------

          (i) Failure of Borrower to pay when due (a) any principal of or interest on any Indebtedness or Contingent Obligations in an aggregate principal amount of $500,000 or more, beyond the end of any grace period provided therefor; or (ii) breach or default by Borrower with respect to any other material term of any evidence of any Indebtedness, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) in an aggregate principal amount of $500,000 or more, to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be;

8.3  Breach by Hartmarx Corporation.
     ------------------------------

          Occurrence of an Event of Default, as defined on and, under the Parent Credit Agreement; or

8.4  Breach of Warranty.
     ------------------

          Any representation, warranty, certification or other statement made by Borrower in any Loan Document or in any statement or certificate at any time given by Borrower in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5  Other Defaults Under Loan Documents.
     -----------------------------------

          Borrower shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and as to undertakings other than those contained in Section 7 hereof, such default shall not have been remedied or waived within 30 days after the earlier of (i) an executive or senior officer of Borrower becoming aware of such default or (ii) receipt by Borrower of notice from any Lender of such default; or

8.6  Involuntary Bankruptcy; Appointment of Receiver, etc.
     ----------------------------------------------------

          (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower in an involuntary case under the BIA or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower under the BIA or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7  Voluntary Bankruptcy; Appointment of Receiver, etc.
     --------------------------------------------------

          (i) Borrower shall have an order for relief entered with respect to it or commence a voluntary case under the BIA or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower shall make any assignment for the benefit of creditors; or (ii) Borrower shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Borrower (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8  Judgments and Attachments.
     -------------------------

          Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $500,000 or (ii) in the aggregate at any time an amount in excess of $500,000 (in either case not adequately covered by insurance by a solvent and unaffiliated insurance company which has not disputed or denied coverage) shall be entered or filed against Borrower or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9  Dissolution.
     -----------

         Any order, judgment or decree shall be entered against Borrower decreeing the dissolution or split up of Borrower and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10 Impairment of Collateral; Failure of Security.
     ---------------------------------------------

          (a) A judgment creditor of any Borrower or of any other Person shall obtain possession of any substantial portion of the Collateral by any means, including, without limitation, levy, distraint, replevin or self-help, (b) any of the Collateral Documents shall cease for any reason to be in full force and effect, or any party thereto shall purport to disavow its respective obligations thereunder or shall declare that it does not have any further obligations thereunder or shall contest the validity or enforceability thereof or Lender shall cease to have a valid and perfected first priority security interest in any Collateral therein (to the extent required by the Collateral Documents), or
(d) Lender's security interests or Liens on the Collateral under the Collateral Documents shall become otherwise impaired or unenforceable or; or

8.11 Material Adverse Effect.
     -----------------------

          Any event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

                                      -49-
8.12 Change of Control.
     -----------------

          Borrower shall not be a, direct or indirect, wholly-owned Subsidiary of Hartmarx Corporation.

          THEN (i) upon the occurrence of any Event of Default described in subsections 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan, the obligation of Issuing Lender to issue any Letter of Credit and the right of Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Lender shall, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Issuing Lender to issue any Letter of Credit and the right of Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lender under subsection 3.3C(i) to purchase participations in any unreimbursed Letters of Credit.

          Any amounts described in clause (b) above, when received by Lender, shall be held by Lender pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.

          Upon the occurrence of each Event of Default, the Lender shall have the right, with or without Acceleration, to exercise its rights pursuant to the security as to the Collateral, to make demand and require payment, and to access and exercise its rights at law, including specifically therewith any right to the appointment of a receiver, as hereinafter provided, and to otherwise exercise and benefit from the rights of a secured creditor under and pursuant to the Personal Property Security Act (Ontario). The Lender shall have the right, specifically, to demand upon and to proceed to its rights and benefits pursuant to the Guaranty provided by Hartmarx Corporation.

          Remedies. Whenever an Event of Default shall occur, and be continuing, but subject to the provisions hereof:

     (a) The Lender may proceed to enforce its rights by any action, suit, remedy or proceeding authorized or permitted by law or by equity and may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have its claims lodged in any bankruptcy, winding-up or other judicial proceeding relative to the Borrower;

     (b) The Lender may enter into and upon and take possession of all or any part of the assets of the Borrower, with full power to advance its own moneys for the purpose of the maintenance and preservation of the assets of the Borrower constituting Collateral or any part thereof, and the payment of Taxes, wages and other charges ranking in priority to the Indebtedness and operating expenses incurred (and the moneys so borrowed or advanced shall be repaid by the Borrower on demand and until repaid shall, with interest thereon at the then applicable rate per annum for Index Loans hereunder calculated monthly, in arrears, form a charge upon the assets of the Borrower in priority to the Indebtedness and shall be secured hereby) and to receive the revenues, incomes, issues and profits from the Collateral and to pay therefrom all its expenses, charges and advances incurred in connection with the Collateral, and all Taxes, assessments and other charges against the assets of the Borrower ranking in priority to the Indebtedness, or payment of which may be necessary to preserve the assets of the Borrower, and to apply the remainder of the moneys so received in accordance with the provisions hereof;

     (c) The Lender may, either after entry as provided herein, or without any entry, sell and dispose of the Collateral, either as a whole or in separate parcels at public auction or by tender or by private contract at such time and on such terms and conditions, having first given such notice of the time and place of such sale, as it may think proper. The Lender may make such sale whether by auction, tender or private contract, either for Cash, upon credit, or in exchange for bonds, debentures, stocks or other Securities of another corporation or partly for one and partly for the other upon such reasonable conditions as to terms of payment as it may deem proper, and upon any such sale shall be obliged to account to the Borrower only in relation to moneys actually received and only at the time of receipt. It shall be lawful for the Lender to rescind or vary any contract of sale that may have been entered into, and resell with or under any of the powers conferred herein, to adjourn any such sale from time to time, and to execute and deliver to the purchaser or purchasers of the said property, or any part thereof, good and sufficient deed or deeds for the same, the authorized officers of the Lender being hereby irrevocably constituted an attorney of the Borrower for the purpose thereof, any such sale made as aforesaid shall be a perpetual bar both in law and equity against the Borrower and its assigns and all other Persons claiming the said property or any part or parcel thereof, by, from, through, or under the Borrower or its assigns and the proceeds of any such sale shall be distributed in the manner hereinafter provided; and

     (d) The Lender or any agent or representative thereof, may become the purchaser at any sale of the assets of the Borrower whether made under the power of sale herein contained or pursuant to foreclosure or other judicial proceedings.

          Appointment of Receiver. Upon the occurrence, and during the continuance of an Event of Default, the Lender may appoint a receiver or manager or receiver and manager of the Collateral, or any part thereof (hereinafter called the "Receiver"), and may remove any Receiver so appointed and appoint another in his stead, and the following provisions shall take effect:

     (a) such appointment may be made at any time after the occurrence of an Event of Default, and either before or after the Lender shall have entered into or taken possession of the Collateral, or any part thereof, but such appointment may be revoked upon the direction in writing of the Lender;

     (b) every such Receiver shall be vested with all or any of the powers and discretions of the Lender;

     (c) the Lender may from time to time fix the remuneration of every such Receiver, which remuneration shall be reasonable, and direct the payment thereof out of the Collateral or the proceeds thereof in priority to payment of the Indebtedness;

     (d) the Lender may from time to time require any such Receiver to give security for the performance of his duties and may fix the nature and amount thereof, but shall not be bound to require such security;

     (e) every such Receiver may, with the consent in writing of the Lender borrow money for the purpose of the maintenance of the Collateral or any part or parts thereof and may issue security on the Collateral the amounts from time to time required to carry out the duties of the Receiver appointed hereunder which shall bear interest as shall be reasonably determined by the Receiver; and

     (g) save so far as otherwise directed by the Lender all moneys from time to time received by such Receiver shall be paid over to the Lender.

                                   SECTION 9.
                          ASSIGNMENT AND PARTICIPATION

          The Lender reserves the right to undertake assignment and participation of its interests in the indebtedness, security, terms and conditions hereunder, and pursuant to the Loan Documents. Such assignment and participation shall be undertaken in accordance with the provisions and limitations as to assignment and participation provided under the Parent Credit Agreement, and as shall be agreed from time to time between the Borrower and the Lender, subject to the Lender's absolute right to undertake such participation and assignment, without the consent or agreement of the Borrower, provided same shall be in accordance with the terms, conditions and provisions of the Parent Credit Agreement. It is acknowledged that the assignments and participations by the Lender pursuant to this Credit Agreement, may be to Persons other than those to which assignment of participation may be granted by the parties under the terms of the Parent Credit Agreement, there being no requirement that the members or participants holding the Indebtedness hereunder be identical to the persons holding the indebtedness under the Parent Credit Agreement.

                                  SECTION 10.
                                 MISCELLANEOUS

10.1 Notices.
     --------

          Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by United States or Canada Post mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telecopy or telex, or four Business Days after depositing it in the United States or Canada Post mail, registered or certified, with postage prepaid and properly addressed; provided that notices to any Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Borrower and Lender, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Lender.

10.2 Survival of Representations, Warranties and Agreements.
     -------------------------------------------------------

          All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

10.3 Failure or Indulgence Not Waiver; Remedies Cumulative.
     ------------------------------------------------------

          No failure or delay on the part of Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.4 Marshalling; Payments Set Aside.
     --------------------------------

          Lender shall not be under any obligation to marshal any assets in favour of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender or Lender enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other provincial or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.5 Severability.
     -------------

          In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or Obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.6 Headings.
     ---------

          Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.7 Applicable Law.
     ---------------

          THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO, WITHOUT REGARD TO COMMON LAW CONFLICTS OF LAWS PRINCIPLES.

10.8 Successors and Assigns.
     -----------------------

          This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lender. Neither Borrower's rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower without the prior written consent of all Lender. The Borrower hereby unconditionally and irrevocably attorn to the jurisdiction of the courts of the province of Ontario.

10.9 Counterparts; Effectiveness.
     ----------------------------

          This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

          Additional Persons may become a Borrower, under the terms of this Credit Agreement, and shall have the right thereafter to the rights, benefits and entitlements thereunder, subject to the consent of the Lender, provided the Person so electing to become a Borrower under the terms of this Agreement shall be a wholly-owned Subsidiary of Hartmarx Corporation or Coppley Apparel Group Limited, and such Person shall have executed a counterpart of this Agreement, together with an agreement of assumption and adhesion, in form acceptable to the Lender. Forthwith upon the execution of a counterpart of this Agreement, together with the agreement of assumption and adhesion, such person shall become a Co-Borrower and shall be a "Borrower", as if they had executed this agreement as Borrower, at the date of initial execution and delivery by the parties hereto. The terms and conditions of this Agreement shall thereafter bind and govern as to the credit relationships between the Lender and such Co-Borrower.


                         [NEXT PAGE IS SIGNATURE PAGE]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:
COPPLEY APPAREL GROUP LIMITED            1349357 ONTARIO INC.

By:                                      By:
   ---------------------------              ---------------------------
Name:                                    Name:
Title:                                   Title:

                                         Notice Address:  56 York Boulevard
                                                          P.O. Box 2024
                                                          Hamilton, Ontario
                                                          L8R 1R4

                                         With a copy to:  General Counsel
                                                          Hartmarx Corporation
                                                          101 N. Wacker Drive
                                                          Chicago, Illinois
                                                          60606

                          LENDER:
                          GENERAL ELECTRIC CAPITAL CANADA INC.

                          By:
                             ---------------------------
                          Name:
                          Title:

                          Notice Address:  123 Front Street West, Suite 1400
                                           Toronto, Ontario M5J 2M2

                          with a copy to: